Spring Rock Holdings LLC

Spring Rock Holdings LLC is an independent real estate operating company powered by statistical research that plans to acquire land and farm throughout the United States.


REAL ESTATE
LAND AND FARM
INVESTMENT

Invest

$99.18 minimum investment

Deadline October 1, 2020
in 3 months

Unit Price
$0.58

Total Raised
$0

Valuation
$1,740,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Spring Rock Holdings LLC is a startup firm that seeks to make land and farm investment available to the average investor. The company plans to focus on acquiring high-value land and farms.

DEAL HIGHLIGHTS

- **Investors collectively split 60% of land and farm sale profits after expenses**
- **Own a piece of land and farm**

> **"Buy land, they're not making it anymore."**
>
> — Mark Twain

MARKET

According to the U.S. Department of Agriculture (USDA), the average cropland price is $4,130/acre and the average pasture land is about $1,390/acre. The USDA also reports that the average cropland size was 234 acres. To invest in 234 acres of cropland, an investor would have a sizable upfront cost of approximately $1 million. With the power of crowdfunding, an investor is now afforded increased access to land and farm investment.

Land and farm offer a diversified investment opportunity With a rapidly expanding population and increased scarcity of farmland, small-scale investors face the difficult challenge of sourcing funds to become competitive and active participants in the land and farm market.

Market Opportunity



WHY IT MAKES SENSE TO INVEST?
Profit split with investors!
Investors collectively split 60% of land and farm sale profits after expenses! We expect the demand for land and farm to increase overtime.

PROBLEM

Farm and land present an attractive opportunity to diversify and grow one's investment portfolio. Unfortunately, the relatively high costs of purchasing tracts of land mean that this form of investment and its benefits are out of reach for the average investor. In addition, the research required to identify undervalued land and farm around the nation could be time consuming for most investors.

Problem



WHAT CONCERN ARE WE SOLVING?
Not just any real estate company.
We are a real estate company backed by cutting edge statistical-methodology. We are able to use various analytical tools to modernize land and farm real estate investment. Sometimes it can take a new company with a bold vision to disrupt an existing industry.

SOLUTION

Spring Rock Holdings LLC aims to make the land and farm asset class accessible to the average investor through crowdfunding. Our firm will allow individuals to invest in land and farm without significant upfront capital. In addition, our company will save investors time by conducting the research necessary to identify undervalued land and farm properties nationwide.

Land and farm diversification, combined with our company's unique internally developed investment criteria for maximization of land and farm value, provides for an attractive investment opportunity.

- **Passive Investing** – We coordinate the pre-purchase research and analysis in addition to the post-purchase legal and administrative tasks. We also coordinate the sale of the land and farm.
- **Asset Diversification** – Diversify an investor's portfolio of stocks and bonds with strategic investment in land and farm assets.
- **Profit Distributions** – Spring Rock Holdings LLC intends to collectively distribute to investors 60 percent of land and farm sale profits after expenses.

Land and farm investors have accumulated enormous wealth over generations through strategic purchases and investment. Land and farm investment can improve capital preservation during periods of economic uncertainty.

We evaluate land and farm opportunity using a data-driven investment criteria to acquire land and farm at the lowest cost. We maximize investment value with internally developed processes that aim at increasing the sale price and profitability of land and farm purchases.

Solution


SPECIALIZED MARKET STRATEGY
LAND
The land can be located all over the country. Many are near small cities and towns of rural America.
FARM
Farmland investment offers asset class diversification and stability during challenging economic times.
YOU
We want to work with like minded people who share our passion for land and farm.

BUSINESS MODEL

The company intends to acquire high quality land and farms across the United States in an effort to build a diverse portfolio of land and farm assets across different geographic regions.

Our Business Model for Exponential Growth:

- Raise capital from a broad base of investors
- Evaluate and conduct due diligence on land and farm market opportunity based on our unique investment process
- Maximize land and farm value proposition using internally developed process
- Sell land and farm

Business Model



Sell land and farm
Buy land and farm
Sell Land or Farm
Selling Due Diligence
Value Proposition
Maximize Land and Farm Value
Purchase Land and Farm
Buying Due Diligence

Listed below are a few examples of property investments that could have significantly benefited from our investment model. These properties highlight the missed opportunities our firm could not make due to limited access to investor capital.

Example A:



Purchase Price
$62,000
Sale Price
$140,000

Purchase Price: $62,000
Sale Price: $140,000
Gross Profit: $78,000

Example B:


Purchase Price
$84,000


Pending Sale
$150,000

Investors collectively split 60% of the profit after expenses
Purchase Price: $84,000
Pending Sale Price: $150,000
Gross Profit: $66,000

Example C:


2 Parcels
Purchase Price
$33,113


2-Parcels
Sale
$140,000

Purchase Price: $33,113
Sale Price: $140,000
Gross Profit: $106,887

Our goal is to build the premier land and farm real estate company focused on ownership of high-quality land and farms.

Land and Farm is a great investment opportunity because it has a long history of producing compounding investment returns. Land and farm have lower volatility than other asset classes and low correlations to the traditional asset classes of stocks and bonds. In addition, land and farm provides extra protection from inflation[1][2].

This is an asset diversification and a balanced investment portfolio with land and farm. We take pride in our ownership investment in land and farm, and we see the partnership with our investors as key to our long term success.

[1] Farmland As An Investment Asset Class
[2] Farms and Farmland

COMPETITIVE LANDSCAPE

Market Landscape


MARKET LANDSCAPE
50 STATES
There are opportunities to buy land and farm all over the U.S.
As a real estate company focused on land and farm investments, we target all regions.

MEDIA MENTIONS

- Forget banking, become a farmer
- Jim Rogers Buys Land, Starts Farming
- Legendary Jim Rogers: Brokers Going Broke, Farmers Will Become Rich - Very Rich!
- The best long-term real estate investment: Farmland
- Yes, you can become a millionaire farmer
- Land Becomes Cash Crop in Farm Belt

TEAM

Aaron Lukse

Founder & CEO

Aaron Lukse, Founder and Chief Executive Officer, is a business and statistical analyst with a passion for investing in financial and real estate markets. Mr. Lukse is an expert on Lean and Six Sigma and process optimization. He is an avid real estate investor with a background in finance and management consulting. Mr. Lukse earned his Bachelor's degree in information systems from Pace University-New York and his Master's from Yale University.

USE OF PROCEEDS

If the offering's maximum amount of $1,057,680 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$70,409	6.7%
Property Acquisition and Sale Related Expenses	$935,445	88.4%
Intermediary fees	$51,826	4.9%

TERMS

This is an offering of Class B, under registration exemption 4(a)(6), in Spring Rock Holdings LLC. This offering must raise at least $10,000 by October 1, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Spring Rock Holdings LLC may issue additional securities to raise up to $1,057,680, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,823,586 units
× $0.58 per unit

$2,797,680 implied valuation

PITCH DECK


REAL ESTATE
LAND AND FARM
INVESTMENT
Open
Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jul 1, 2020 • Primary offering of 1,823,586 shares at $0.58

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.